Exhibit 10 (52)

BUSINESS RELATIONS AGREEMENT

BUSINESS RELATIONS AGREEMENT dated as of March 11, 1993 by and between American Biltrite Inc., a Delaware corporation (“ABI”), and Congoleum Corporation, a Delaware corporation (“Congoleum”), pursuant to the Joint Venture Agreement dated as of December 16, 1992 (the “Agreement”) by and among ABI, Congoleum and the other corporations in the Hillside Group (as defined in the Agreement).  Capitalized terms not otherwise defined herein have the meaning assigned such terms in the Agreement.

The Agreement provides for, among other things, the sale, assignment and transfer by ABI to Newco of all of ABI’s right, title and interest in and to all of the Division Assets and the subsequent contribution of the Division Assets by Newco to Congoleum (as more fully described in the Agreement) at the Closing Date (the “Asset Transfer”).

This Business Relations Agreement is made, executed and delivered pursuant to Section 76.01(g) of the Agreement.

In consideration of the Asset Transfer and the other agreements and provisions of the Agreement and this Business Relations Agreement and for other good and valuable consideration, ABI and Congoleum hereby agree as follows:

1.           Distribution Rights.

(a)           Exclusive Right and License.  Congoleum hereby grants to ABI, and ABI hereby accepts, the exclusive right and license to distribute Congoleum’s vinyl and vinyl composition floor tile (“Congoleum Tile”) in Canada (the “License”).  This License includes (i) all rights attendant to distribution of Congoleum Tile in Canada and (ii) the right to assign or sublicense any of the foregoing rights to affiliates of ABI, provided that (A) the assignee or sublicensee agrees in writing to be bound by all of the terms and conditions of this Section 1, (B) Congoleum is given reasonable advance notice of such assignment or sublicensing with a copy of the executed agreement by which the assignee or sublicense agrees to be so bound and (C) any such assignment shall not relieve ABI of any of its obligations under this Section 1.  For purposes of this Business Relations Agreement, “Affiliates” shall mean any person or entity controlling, controlled by or under common control with ABI.

(b)           Purchase Price.  The purchase price payable by ABI for Congoleum Tile shall be the lesser of (i) 120% of the fully absorbed manufacturing cost, calculated in accordance with generally accepted accounting principles (“GAAP”), or (ii) the lowest price charged by Congoleum to any of its other customers.  Shipping costs shall be paid on the same basis currently paid at ABI.

(c)           Other Terms and Conditions.  Transactions under this Section 1 shall be conducted in accordance with ordinary and customary commercial terms.  The initial term of the License granted in Section 1(a) above shall terminate on the fifth anniversary of the date hereof and may be renewed for successive one year periods by the approval of both parties hereto prior to the end of the initial term or any renewal term.  Notwithstanding the foregoing, the License granted in Section 1(a) above may be terminated at any time after notice by Congoleum if (i) ABI fails to pay for the Congoleum Tile on a timely basis or (ii) ABI ceases to own any shares of Newco Class A Common Stock.

2.           Purchase Rights.

(a)           Floor Tile.  ABI hereby grants to Congoleum the nonexclusive right to purchase floor tile from ABI.

(b)           Urethane.  ABI hereby grants to Congoleum the nonexclusive right to purchase urethane from ABI.

(c)           Purchase Price.  The purchase price payable by Congoleum for floor tile purchased under Section 2(a) above and for urethane purchased under Section 2(b) above shall be the lesser of (i) 120% of the fully absorbed manufacturing cost, calculated in accordance with GAAP, or (ii) the lowest price charged by ABI to any of its other customers.  Shipping costs shall be paid on the same basis currently paid at ABI.

(d)           Other Terms and Conditions.  Transactions under this Section 2 shall be conducted in accordance with ordinary and customary commercial terms.  The initial term of the purchase rights granted in Sections 2(a)and 2(b)above (the “Purchase Rights”) shall terminate on the fifth anniversary of the date hereof and may be renewed for successive one year periods by the approval of both parties hereto prior to the end of the initial term or any renewal term.  Notwithstanding the foregoing, the Purchase Rights may be terminated at any time after notice by ABI if (i) Congoleum fails to pay for the floor tile purchased under Section 2(a) 2(b)above or the urethane purchased under Section 2(b) above on a timely basis or (ii) Congoleum ceases to own any shares of Newco Class B Common Stock.

3.           Data Processing.  During the period of 18 months following the date hereof, Congoleum hereby agrees to provide to ABI data processing services substantially equivalent to those utilized by ABI in its business (other than that of the flooring division in the United States) immediately prior to the date hereof at a cost comparable to that allocated by ABI to consolidated Affiliates of ABI in connection with the provision of data processing services by ABI prior to the date hereof or such other data processing service as may be mutually agreed upon at a cost to be determined by the parties.  Section 3 will be made by ABI promptly upon presentation by Congoleum to ABI of an itemized monthly bill therefor.  The agreement set forth in this Section 3 may be terminated at any time after notice by Congoleum if (a) ABI fails to pay for the data processing services on a timely basis or (b) ABI ceases to own any shares of Newco Class A Common Stock.

4.           Insurance.

(a)           Retro Premiums.  Congoleum hereby agrees to reimburse ABI for any insurance premiums retroactively imposed on ABI (the “Retro Premiums”) relating to claims made against ABI or its Affiliates in connection with the business or operations of the flooring division of ABI (other than those claims listed in Section 4(b) hereof).  Congoleum shall make such reimbursement promptly after receipt of written notice from ABI of the imposition of any Retro Premium, which notice shall include (i) the dollar amount of the Retro Premium being imposed and (ii) a statement as to the reasons (together with related documentation, if available) for the imposition of the Retro Premium.

(b)           Proceeds.  Congoleum hereby agrees to pay over to ABI promptly any insurance proceeds received by Congoleum paid in connection with the following claims filed by ABI relating to the business and operations of ABI’s flooring division (“Flooring Claims”):  (i) March 1992 claim involving the Farrel Unidrive #1 (broken gears); (ii) Lufkin Unidrive case (June 1992); and (iii) July 1992 claim involving the Farrell Unidrive #2 (broken gear teeth).  Congoleum further agrees that ABI may retain any insurance proceeds it receives in connection with Flooring Claims.  Notwithstanding anything in the Agreement to the contrary, insurance proceeds paid in connection with Flooring Claims shall not be deemed to be Division Assets.

5.           Paper Slitting.  Congoleum hereby agrees to assume from the Division, and Congoleum and ABI hereby agree to continue in effect until termination by the Board of Directors of Congoleum or ABI, the existing arrangement between ABI’s tape division and the Division pursuant to which the tape division supplies paper slitting services to the Division.  Congoleum agrees to pay ABI for the provision of these services at a cost equal to that allocated by ABI to the Division in connection with the provision of these services to the Division prior to the date hereof, which cost shall be renegotiated on the first anniversary of the date hereof.

6.           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address shall be effective upon receipt):

(a)           If to ABI:

American Biltrite Inc.
57 River Street
Wellesley Hills, MA  02181
Attention:  Richard G. Marcus

With a copy to:

Skadden, Arps, Slate, Meagher & Flom, LLP
One Beacon Street, 31st Floor
Boston, MA  02108
Attention:  Louis A. Goodman, Esq.

(b)           If to Congoleum:

Congoleum Corporation
861 Sloan Avenue
Trenton, NJ  08619
Attention:  Howard N. Feist

With a copy to:

Patterson, Belknap, Webb & Tyler
30 Rockefeller Plaza
New York, NY  10112
Attention:  Stephen W. Schwarz, Esq.

7.           Headings.  The headings contained in this Business Relations Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Business Relations Agreement.

8.           Severability.  If any term of other provision of this Business Relations Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Business Relations Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Business Relations Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.           Entire Agreement.  This Business Relations Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.           Parties in Interest.  This Business Relations Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Business Relations Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Business Relations Agreement.

11.           Governing Law.  This Business Relations Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Business Relations Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

AMERICAN BILTRITE INC.

By: /s/ Richard G. Marcus
Name: Richard G. Marcus
Title President

CONGOLEUM CORPORATION

By: /s/ Howard N. Feist III
Name: Howard N. Feist III
Title: Vice President-Finance